CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We have issued our report dated November 16, 2001, accompanying the October 31, 2001 financial statements of New Century Portfolios (comprising, respectively, the New Century Capital Portfolio, the New Century Balanced Portfolio, the New Century Aggressive Portfolio and the New Century International Portfolio) which are incorporated by reference in Part B of the Post-Effective Amendment to this Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus.


                                    /S/ BRIGGS, BUNTING & DOUGHERTY, LLP

                                    BRIGGS, BUNTING & DOUGHERTY, LLP


Philadelphia, Pennsylvania
February 28, 2002